UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 22, 2010

Home Federal Bancorp, Inc. of Louisiana
(Exact name of registrant as specified in its charter)

Louisiana	001-35019	02-0815311
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

624 Market Street, Shreveport, Louisiana	71101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(318) 222-1145

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01            Other Events

On December 22, 2010, Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation (“Home Federal Bancorp” or the “Company”), completed the “second step” conversion of Home Federal Bank (the “Bank”) from the mutual holding company to the fully public stock holding company form of organization (the “Conversion”) pursuant to a Plan of Conversion and Reorganization (the “Plan”).  Upon completion of the Conversion, Home Federal Bancorp became the holding company for the Bank and owns all of the issued and outstanding shares of the Bank’s common stock.  In connection with the Conversion, 1,945,220 shares of common stock, par value $0.01 per share, of Home Federal Bancorp (the “Common Stock”) were sold in subscription, community and syndicated community offerings to certain depositors and borrowers of the Bank and other investors for $10.00 per share, or $19.45 million in the aggregate.  In addition and in accordance with the Plan, approximately 1,100,693 shares of Common Stock (without taking into consideration cash issued in lieu of fractional shares) were issued in exchange for the outstanding shares of common stock of Home Federal Bancorp, Inc. of Louisiana, the former mid-tier holding company for the Bank, held by persons other than Home Federal Mutual Holding Company of Louisiana.  Each share of common stock of the former Home Federal Bancorp, Inc. of Louisiana was converted into the right to receive 0.9110 shares of Common Stock in the Conversion.

For additional information, reference is made to the Company’s press release, dated December 22, 2010, included as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits

(a)           Not applicable.
(b)           Not applicable.
(c)           Not applicable.
(d)           Exhibits.

The following exhibit is filed herewith.

Exhibit Number	Description
99.1	Press release dated December 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

Date: December 22, 2010	By:	/s/Clyde D. Patterson
Clyde D. Patterson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated December 22, 2010